Exhibit 8.1

, 2006	direct phone: 515-242-2416 direct fax: 515-323-8516 email: carey@brownwinick.com

Board of Governors

Highwater Ethanol, LLC

205 S. Main Street, PO Box 96

Lamberton, Minnesota  56152

Re:          2006 Registration Statement on Form SB-2; Tax Matters

Dear Governors:

As counsel for Highwater Ethanol, LLC (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of up to 4,614 of its membership interests (the “Units”).

We have acted as legal counsel to the Company in connection with its offering of the Units.  As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Form SB-2 Registration Statement dated                             , 2006 relating to that offering (the “Registration Statement”).

You have requested our opinion as to matters of federal tax law that are described in the Registration Statement.  We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Registration Statement.  We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

Based on the foregoing, all statements relating to the Company’s classification as a partnership for federal income tax purposes and the taxation of investors on their allocable share of the Company’s income, gains, losses and deductions recognized by the Company without regard to cash distributions as described in the Registration Statement under the heading, “Federal Income Tax Consequences of Owning Our Units” constitute our opinion.  That section of the Registration Statement is a general description of the material federal income tax consequences that are expected to arise from the ownership and disposition of Units, insofar as it relates to matters of law and legal conclusions.  That section is the opinion of counsel on all material federal income tax consequences to prospective Unit holders of the ownership and disposition of Units.

Our opinion extends only to matters of law and does not extend to matters of fact.  With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.  The opinion expressed herein shall be effective as of the date of effectiveness of the Company’s Registration Statement.  The opinion set forth herein is based upon known facts and existing law and regulations, all of which are subject to change prospectively and retroactively.  We assume no obligation to revise or supplement such opinions as to future changes of law or fact.

An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion.  It is neither a guarantee of the indicated result nor is it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service.  This opinion is in no way binding on the Internal Revenue Service or on any court of law.

We consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm in the Registration Statement.

Yours truly,

Paul E. Carey

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